Exhibit 99.1

ITW NEWS RELEASE

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ITW Reports 17 Percent Growth in Diluted Net Income Per Share for the 2005 Fourth Quarter; Revenues Increase 8 Percent and Net Income Grows 12 Percent in the Quarter; Operating Margins of 18.1 Percent Increase 60 Basis Points from Year Earlier Period; Company Says It Will No Longer Report Leasing and Investments as a Segment

GLENVIEW, ILLINOIS—(January 31, 2006)—Illinois Tool Works Inc. (NYSE:ITW) today reported that diluted net income per share increased 17 percent in the 2005 fourth quarter. Diluted net income per share of $1.42 compared to $1.21 in the 2004 fourth quarter. In addition, the Company’s revenues increased 8 percent, operating income grew 11 percent and net income rose 12 percent.

The strong increase in earnings occurred even as base revenues slowed to 3.6 percent growth in the fourth quarter, with nearly all of that increase coming from stronger end market demand in North America. In addition, a reduction in the Company’s fourth quarter tax rate to 30 percent accounted for an incremental four cents of diluted earnings per share compared to the previous forecast. For the 2005 fourth quarter, operating revenues were $3.294 billion compared to $3.052 billion for the year earlier period. Operating income increased to $595.2 million from $535.2 million in the prior year period. Net income was $400.6 million versus $358.1 million a year ago. The Company’s fourth quarter operating margins of 18.1 percent were 60 basis points higher than the year earlier period.

For full-year 2005, diluted net income per share of $5.20 was 18 percent higher than diluted net income per share of $4.39 for the comparable period. Full-year diluted per share earnings also benefited four cents from the prior forecast based on a full-year tax rate reduction to 31.5 percent from 32.0 percent. In this same period, revenues grew 10 percent to $12.922 billion from $11.731 billion and operating income increased 10 percent to $2.259 billion from $2.057 billion. Base revenues increased 4.4 percent for the full year. Net income of $1.495 billion was 12 percent higher than the $1.339 billion for full-year 2004. Operating margins of 17.5 percent for full-year 2005 were at prior year levels even as margins improved for the second consecutive quarter. Operating margins declined in the first and second quarters of 2005 as a result of rapid rises in raw material costs and the timing of the Company’s price increase programs.

The Company’s free operating cash flow continued to be strong in the 2005 fourth quarter at $408.9 million. This free cash was utilized by the Company to fund five acquisitions representing $292.3 million of annualized revenues during the quarter. For the full-year, the Company completed 22 acqusitions which accounted for $584 million of annualized revenues. Based on a robust pipeline of potential deals, the Company is forecasting $800 million to $1 billion of annualized acquisition revenues for full-year 2006.

“We’re very pleased with our strong financial performance in both the fourth quarter and full year, including our North American core business growth and overall quality of earnings,” said President and Chief Executive Officer David B. Speer. “We’re also encouraged by what we believe will be reasonable end market activity in 2006 and an improving acquisition environment.”

Segment highlights include:

North American Engineered Products fourth quarter revenues increased 10 percent largely as a result of contributions from acquisitions and base revenue growth from the industrial and automotive business units. Operating income grew 20 percent mainly due to base income growth from the construction and industrial units combined with contributions from acquisitions. As a result, operating margins of 17.1 percent were 140 basis points higher than the prior year period. For the full year, revenues and operating income grew 12 percent and 15 percent, respectively. Operating margins of 17.5 percent were 50 basis points higher than the year ago period.

International Engineered Products fourth quarter revenues grew 4 percent mainly as a result of contributions from acquisitions. Base revenues were essentially flat in the quarter and currency translation was modestly negative. Operating income grew 7 percent in the quarter due to contributions from acquisitions, lower restructuring expenses and base revenues. Operating margins of 16.4 percent were 50 basis points higher than the year ago period. For the full year, revenues increased 9 percent and operating income grew 8 percent. Operating margins of 14.8 percent were 10 basis points lower than a year ago.

North American Specialty Systems fourth quarter revenues increased 12 percent largely due to an 8 percent base revenue contribution from a variety of business units, including welding, packaging and food equipment. Acquisitions also added to top line growth. Operating income grew 11 percent mainly as a result of base income increases from the industrial packaging, food equipment and welding units. Operating margins of 18.6 percent were 20 basis points lower than the year earlier period due to higher restructuring and impairment expenses. For the full year, revenues and operating income grew 10 percent and 16 percent, respectively. Operating margins of 18.6 percent were 90 basis points higher than a year ago.

International Specialty Systems fourth quarter revenues increased 4 percent primarily due to contributions from acquisitions. While base revenues grew 2 percent in the quarter due mainly to the welding, packaging and food equipment units, currency translation dampened top line growth. Operating income declined 3 percent in the quarter mainly due to the impact of currency translation, acquisitions and increased restructuring. As a result, operating margins of 12.6 percent were 90 basis points lower than the year earlier period. For the full year, revenues increased 10 percent and operating income declined 2 percent. Operating margins of 11.8 percent were 150 basis points lower than a year ago.

Leasing and Investments fourth quarter operating income of $37.5 million represented an increase of 35 percent versus the year earlier period due to higher than expected income from gains on sales in the commercial mortgage portfolio. In addition, given the planned run-off of assets in the Leasing and Investment portfolio and the desire to utilize free cash for core manufacturing investments and acquisitions, management has decided to no longer report this activity as an operating segment. This reporting change will begin in the first quarter of 2006. At that time, Leasing and Investments’ income will be reported as non-operating income.

Looking ahead, the Company believes that while its end markets will remain relatively stable in 2006, the contribution from Leasing and Investments will diminish substantially in the upcoming year. The Company is forecasting base revenues to grow in a range of 3.2 percent to 5.2 percent and operating income (excluding Leasing and Investments) to increase between 9.4 percent and 13.0 percent for full-year 2006. In addition, base revenues are expected to grow in a range of 2.7 percent to 4.7 percent for the first quarter. The Company also anticipates that non-operating investment income (the former Leasing and Investments segment) will be lower by $75 million to $85 million for the full-year. As a result, the Company is forecasting an earnings range of $5.60 to $5.78 for the full year, and an earnings range of $1.12 to $1.18 for the first quarter.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding end market conditions, base revenue growth, operating income, non-operating investment income, tax rates, uses of free cash and potential acquisitions for the 2006 full year and first quarter and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the third quarter.

ITW is a $12.9 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 700 business units in 48 countries and employs some 50,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)

STATEMENT OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Operating Revenues	$3,294,257	$3,051,637	$12,921,792	$11,731,425
Cost of revenues	2,103,670	1,967,269	8,363,881	7,591,246
Selling, administrative, and R&D expenses	568,477	528,742	2,214,865	2,024,445
Amortization & impairment of goodwill & other intangibles	26,869	11,429	83,842	59,121

Operating Income	595,241	535,197	2,259,204	2,056,613
Interest expense	(22,676)	(15,849)	(86,998)	(69,234)
Other income (expense)	(186)	(5,469)	9,363	12,026

Income From Continuing Operations Before Income Taxes	572,379	513,879	2,181,569	1,999,405
Income taxes	171,800	154,700	686,700	659,800

Income From Continuing Operations	400,579	359,179	1,494,869	1,339,605
Loss From Discontinued Operations	--	(1,082)	--	(911)

Net Income	$400,579	$358,097	$1,494,869	$1,338,694

Income Per Share from Continuing Operations:
Basic	$1.43	$1.22	$5.24	$4.43
Diluted	$1.42	$1.21	$5.20	$4.39
Loss Per Share from Discontinued Operations:
Basic	$ --	$0.00	$ --	$0.00
Diluted	$ --	$0.00	$ --	$0.00
Net Income Per Share:
Basic	$1.43	$1.22	$5.24	$4.43
Diluted	$1.42	$1.21	$5.20	$4.39
Shares outstanding during the period :
Average	280,176	294,553	285,529	302,376
Average assuming dilution	282,429	297,031	287,717	304,851

ESTIMATED FREE OPERATING CASH FLOW

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net cash provided by operating activities	$485,964	$382,968	$1,846,536	$1,532,031
Less: Additions to PP&E	(77,077)	(84,700)	(293,102)	(282,560)

Free operating cash flow	$408,887	$298,268	$1,553,434	$1,249,471

ILLINOIS TOOL WORKS INC.
(In thousands)

STATEMENT OF FINANCIAL POSITION

	Dec 31, 2005	Sept 30, 2005	Dec 31, 2004

ASSETS
Cash & equivalents	$370,417	$351,345	$667,390
Trade receivables	2,098,276	2,168,592	2,054,624
Inventories	1,203,063	1,229,667	1,281,156
Deferred income taxes	168,739	158,953	147,416
Prepaids and other current assets	271,110	144,268	171,612

Total current assets	4,111,605	4,052,825	4,322,198

Net plant & equipment	1,807,109	1,825,459	1,876,875
Investments	896,487	1,021,199	912,483
Goodwill	3,009,011	2,877,750	2,753,053
Intangible assets	669,927	499,463	440,002
Deferred income taxes	45,269	50,049	233,172
Other assets	906,235	908,462	814,151

	$11,445,643	$11,235,207	$11,351,934

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$252,899	$378,609	$203,523
Accounts payable	560,078	543,897	603,811
Accrued expenses	1,013,940	975,001	959,380
Cash dividends payable	92,620	92,383	81,653
Income taxes payable	81,194	30,511	2,604

Total current liabilities	2,000,731	2,020,401	1,850,971

Long-term debt	958,321	965,535	921,098
Other liabilities	939,696	968,145	952,255

Total non-current liabilities	1,898,017	1,933,680	1,873,353

Common stock	3,120	3,117	3,114
Additional paid-in capital	1,082,611	1,042,495	978,941
Income reinvested in the business	9,112,328	8,804,369	7,963,518
Common stock held in treasury	(2,773,176)	(2,773,176)	(1,731,378)
Accumulated other comprehensive income	122,012	204,321	413,415

Total stockholders' equity	7,546,895	7,281,126	7,627,610

	$11,445,643	$11,235,207	$11,351,934